UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________________
FORM 8-K
___________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): February 28, 2018

Investar Holding Corporation
(Exact name of registrant as specified in its charter)

Louisiana	001-36522	27-1560715
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
7244 Perkins Road
Baton Rouge, Louisiana 70808
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (225) 227-2222
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☑

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(e)    Following the approval of the Board of Directors of Investar Holding Corporation (the “Company”) on February 28, 2018, the Company’s wholly-owned subsidiary, Investar Bank (the “Bank”), entered into Salary Continuation Agreements (each, a “Salary Continuation Agreement” and collectively, the “Salary Continuation Agreements”) with certain of the Company’s officers, including its named executive officers: John J. D’Angelo, President and Chief Executive Officer of the Company, Christopher Hufft, Executive Vice President and Chief Financial Officer of the Company, and Dane Babin, Executive Vice President and Chief Operations Officer of the Company (each individually an “Executive” and collectively, “Executives”). In addition, the Bank and will enter into Split Dollar Life Insurance Agreements (the “Split Dollar Agreements”) with each of the Executives. The Salary Continuation Agreements are effective February 28, 2018 (the “Effective Date”), and the Split Dollar Agreements are effective as of the date the life insurance policies referenced in such agreements are issued.

Salary Continuation Agreements
The Salary Continuation Agreements represent unfunded, non-qualified deferred compensation arrangements under the Internal Revenue Code of 1986, as amended. The Salary Continuation Agreements between the Bank and each of Messrs. D’Angelo, Hufft and Babin provide that the Executive shall receive annual payments of $200,000, $125,000, and $50,000, respectively, upon attaining the age of 65, with such payments payable monthly over a period of 120 months (10 years). Each Executive is also entitled to certain reduced payments following a termination of employment prior to attaining age 65 (other than a termination due to death or with cause), which payments will be made on the same schedule as set forth above. Messrs. D’Angelo and Hufft’s Salary Continuation Agreements provide for a lump sum payment of the normal retirement age accrual balance benefit upon a qualifying change in control. Mr. Babin’s Salary Continuation Agreement provides that any payment due in the event of an early termination is subject to vesting, with 20% of the accrual balance under the agreement vesting on each of the sixth through tenth anniversaries of the Effective Date. Mr. Babin’s agreement does not provide for payment upon a change in control, but provides for payment of the greater of (i) the accrual balance of his benefit at the time of termination, or (ii) $200,000, payable in a lump sum if he is terminated without cause or terminates for good reason following a change in control. The payment of the benefits to each Executive is subject to forfeiture if the Executive’s employment is terminated with cause, or if under the Federal Deposit Insurance Act, the Executive is subject to a final removal or prohibition order issued by an appropriate federal banking agency or the Bank is in default.

Split Dollar Life Insurance Agreements
The Split Dollar Agreements provide for the division of death proceeds under certain life insurance policies owned by the Bank on the lives of each Executive with the Executive’s designated beneficiaries. The Bank has the right to exercise all incidents of ownership of each life insurance policy and maintains at all times ownership of the cash value of the insurance policies. Under each Split Dollar Agreement, if the Executive dies prior to termination of his employment with the Bank, the Executive’s designated beneficiary will be entitled to a benefit equal to the accrued liability at retirement from the Executive’s Salary Continuation Agreement limited to 100% of the Net Amount at Risk insurance portion of the proceeds. For purposes of the Split Dollar Agreements, “Net Amount at Risk” means the difference between the total death proceeds payable under the insurance policies less the aggregate cash value of the policies measured as of the date giving rise to the need for such calculation. The amount of the benefit payable under each Split Dollar Agreement may be reduced or eliminated if the Executive fails to cooperate with the Bank or the insurer with regards to the policies. In addition, no benefits will be paid if the Executive dies under circumstances that result in no coverage under the policies (such as suicide); provided, however, that the Bank will evaluate the reasons for denial and, upon advice of legal counsel and in its sole discretion, consider judicially challenging such denial.
The information included herein relating to the Salary Continuation Agreements and the Split Dollar Agreements is qualified in its entirety by reference to the actual terms of the agreements, forms of which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits

Exhibit Number	Description of Exhibit

10.1	Salary Continuation Agreement, dated February 28, 2018, by and between Investar Bank and John D’Angelo.

10.2	Salary Continuation Agreement, dated February 28, 2018, by and between Investar Bank and Chris Hufft.

10.3	Salary Continuation Agreement, dated February 28, 2018, by and between Investar Bank and Dane Babin.

10.4	Form of Split Dollar Agreement by and between Investar Bank and each executive entering into a Salary Continuation Agreement.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INVESTAR HOLDING CORPORATION

Date: March 1, 2018	By:	/s/ John J. D’Angelo
John J. D’Angelo
President and Chief Executive Officer